Exhibit 3.3
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION
OF THE POWERS, PREFERENCES AND RELATIVE,
PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS
OF 12 1/4% SENIOR EXCHANGEABLE PREFERRED STOCK DUE 2010
AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
OF
DAY INTERNATIONAL GROUP, INC.
___________________________________
Under Section 242 of the
Delaware General Corporation Law

     Day International Group, Inc., a Delaware corporation (hereinafter called the “Company”), hereby certifies to the Secretary of State of Delaware that:
     FIRST: The Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12 1/4% Senior Exchangeable Preferred Stock Due 2010 and Qualifications, Limitations and Restrictions Thereof, filed with the Secretary of State of Delaware on March 18, 1998 (the “12 1/4% Certificate of Designation”), is hereby amended as follows: The first sentence in Section (e)(iii)(A) is hereby deleted and replaced with the following:
“Written notice (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Exchangeable Preferred Stock at such Holder’s address as the same appears on the stock register of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the Holder or Holders to whom the Company has failed to give said notice or except as to the Holder or Holders whose notice was defective. If the Redemption Notice is sent on or prior to December 5, 2005 the Redemption Notice shall be sent at least one business day prior to the date fixed for any redemption of the Exchangeable Preferred Stock. If the Redemption Notice is sent after the earlier to occur of (i) December 5, 2005 or (ii) the consummation of the refinancing pursuant to which the Company will enter into new first and second lien credit agreements with various lenders, satisfy its obligations under its existing credit agreement, redeem its 9 1/2% Senior Subordinated Notes due 2008, pay accrued and unpaid dividends on the Exchangeable Preferred Stock, redeem a portion of the Exchangeable Preferred Stock, and redeem all of its 18% Convertible Cumulative Preference Stock due 2010 (taken together, the “Refinancing”), the Redemption Notice shall be sent at least 30 days and not more than 60 days prior to the date fixed for any redemption of the Exchangeable Preferred Stock”.
     SECOND: The amendment of the 12 1/4% Certificate of Designation as herein set forth, has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Company has caused this Amendment to the 12 1/4% Certificate of Designation of the Company to be signed in its name and on its behalf by its President this 2nd day of December, 2005.

DAY INTERNATIONAL GROUP, INC.
By:	/s/ Dennis R. Wolters
	Name:	Dennis R. Wolters
	Title:	President

[Amendment to the 12 1/4% Certificate of Designation]